As filed with the Securities and Exchange Commission on April 3, 2007

Registration No. 333-[            ]

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

Lake Shore Bancorp, Inc.

(Exact name of registrant as specified in its charter)

United States	6035	20-4729288
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

125 East Fourth Street

Dunkirk, New York 14048

(716) 366-4070

(Address, including Zip Code, of principal executive offices)

Lake Shore Bancorp, Inc. 2006 Stock Option Plan

Lake Shore Bancorp, Inc. 2006 Recognition and Retention Plan

(Full title of the Plan)

David C. Mancuso

President, Chief Executive Officer and Director

Lake Shore Bancorp, Inc.

125 East Fourth Street

Dunkirk, New York 14048

(716) 366-4070

Copy to:

V. Gerard Comizio, Esq.

Thacher Proffitt & Wood LLP

1700 Pennsylvania Avenue, NW, Suite 800

Washington, DC 20006

(202) 347-8400

(Name and address, including Zip Code, telephone number and area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $.01 par value	416,587	(1)	(2)	$5,004,300.52	(2)	$153.63

(1)	Based on the total number of shares of common stock of Lake Shore Bancorp, Inc. (the “Company”) reserved for issuance upon the exercise of options granted pursuant to the Lake Shore Bancorp, Inc. 2006 Stock Option Plan (“Option Plan”) and the total number of shares of common stock authorized for awards under the Lake Shore Bancorp, Inc. 2006 Recognition and Retention Plan (the “RRP”). There are 241,546 shares of common stock subject to options currently granted and 56,016 shares of common stock reserved for awards under the Option Plan and 83,305 shares of common stock currently granted and 35,720 shares authorized for awards under the RRP (collectively, the “Plans”). In addition to such shares, this registration statement also covers an undetermined number of shares of common stock of the Company that, by reason of certain events specified in the Plans, may become issuable upon exercise of option or grant of awards through the application of certain anti-dilution provisions.
(2)	Estimated solely for purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to which 241,546 shares of the Company were deemed offered pursuant to the Plans at $11.50 and 175,041 shares that may be acquired pursuant to options or pursuant to other equity awards granted in future are deemed to be offered at $12.72 per share, the average of the daily high and low sales prices of common stock of the Company on the Nasdaq National Market at the close of trading on March 30, 2007.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed with the Securities and Exchange Commission (the “Commission”).

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed with the Commission.

Note: The document containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1). Such document need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Item 3.	Incorporation of Documents by Reference.

The following documents and information heretofore filed with the Commission by Lake Shore Bancorp, Inc. (the “Registrant”) (File No. 000-51821) are incorporated by reference in this registration statement:

(1)	the description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A dated February 23, 2006; and

(2)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed pursuant to Rule 13a-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the end of the fiscal year ended December 31, 2006 and prior to the filing of the termination of the offering of the common stock hereby shall be deemed incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

The Company will provide without charge to each person to whom the prospectuses are delivered, upon request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents). Written requests should be directed to: Rachel A. Foley, Lake Shore Bancorp, Inc., 125 East Fourth Street, Dunkirk, New York 14048. Telephone requests may be directed to (716) 366-4070.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

12 C.F.R. Section 545.121 of OTS Regulations sets forth the ability of a federal savings & loan association to indemnify its officers and directors. This section provides that a savings association shall indemnify any person against whom an action is brought or threatened because that person is or was a director, officer or employee of the association for: (1) any amount for which that person become liable under a judgment if such action; and (2) reasonable costs and expenses, including reasonable attorney’s fees paid or incurred by that person in defending or settling such action, or in enforcing his or her rights under such section if he or she attains a favorable judgment in such enforcement action.

Indemnification shall be made to such individuals if (1) final judgments on the merits is in the individual’s favor; or (2) in case of (i) settlement; (ii) final judgment against the individual, or (iii) final judgment in the individual’s favor, other than on the merits, if a majority of the disinterested directors determine that the individual was acting in good faith within the scope of his or her employment or authority as he or she could have reasonable perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interests of the savings association or its members.

The section also provides that no indemnification may be made unless the association gives the OTS 60 days notice of its intention to make such indemnification.

In addition to providing indemnification, under OTS Regulations, a savings association may obtain insurance to protect it and its officers, directors and employees from potential losses arising from claims against any of them for alleged wrongful acts, or wrongful acts, committed in their capacity as directors, officers or employees. However, the savings association may not obtain insurance which provides for payment of losses of any person incurred as a consequence of his or her willful or criminal misconduct.

Section 545.121 of OTS regulations is subject to and qualified by 12 U.S.C § 1821(k) which provides in general that a director or officer of an insured depository institution may be held personally liable for monetary damages by, on behalf of, or at the request or direction of the Federal Deposit Insurance Corporation in certain circumstances.

Section 12 of the Company’s Charter provides that it shall indemnify a director, officer or shareholder against damages for breach of any duty owed to the Company or its shareholders, except that the indemnification provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (a) in breach of such person’s duty of loyalty to the Company or its shareholders or (b) not in good faith or involved in a knowing violation of law, or resulting in receipt by such person of an improper personal benefit. If the regulations of the OTS are amended after the date hereof to authorize action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Company shall be eliminated or limited to the fullest extent permitted by OTS regulations, as so amended. Any repeal or modification of Section 12 by the directors of the Company will be prospective only and shall not adversely affect any right or protection of a director or officer existing at the time of such repeal or modification.

The Company and Lake Shore Savings Bank (the “Bank”) have each entered into a separate Employment Agreement with David C. Mancuso. The Agreements each provide for indemnification to be provided to Mr. Mancuso to the fullest extent permitted under federal law. The Company and the Bank are also parties to Change of Control Agreements with Reginald S. Corsi and Rachel A. Foley, which provide for indemnification for attorneys’ fees in some instances. These Change of Control Agreements are guaranteed by the Company.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

4.1	Charter of Lake Shore Bancorp, Inc., filed on November 4, 2005 as Exhibit 3.1 to Registrant’s Registration Statement on Form S-1 (File No. 333-129439), is incorporated herein by reference.

4.2	Bylaws of Lake Shore Bancorp, Inc., filed on February 8, 2006 as Exhibit 3.2 to Registrant’s Registration Statement on Form S-1/A (File No. 333-129439), is incorporated herein by reference.

4.3	Form of Restricted Stock Award Agreement under the Lake Shore Bancorp, Inc. 2006 Recognition and Retention Plan.

4.4	Form of Option Agreement under the Lake Shore Bancorp, Inc. 2006 Stock Option Plan.

5.1	Opinion of Thacher Proffitt & Wood LLP.

23.1	Consent of Beard Miller Company LLP.

23.2	Consent of Thacher Proffitt & Wood LLP (included in Exhibit 5.1).

99.1	Lake Shore Bancorp, Inc. 2006 Stock Option Plan filed on September 7, 2006 as Appendix A to Registrant’s Definitive Proxy Statement (File No. 000-51821), is incorporated herein by reference.

99.2	Lake Shore Bancorp, Inc. 2006 Recognition and Retention Plan filed on September 7, 2006 as Appendix B to Registrant’s Definitive Proxy Statement (File No. 000-51821), is incorporated herein by reference.

Item 9.	Undertakings.

A. Rule 415 offering. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. Filings incorporating subsequent Exchange Act documents by reference. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Incorporated annual and quarterly reports. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

D. Filing of registration on Form S-8. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant for expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dunkirk, State of New York on March 28, 2007.

Lake Shore Bancorp, Inc. (Registrant)

By:	/s/ David C. Mancuso
David C. Mancuso
President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act and any rules and regulations promulgated thereunder, this Registration Statement, has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Michael E. Brunecz	Chairman	March 28, 2007
Michael E. Brunecz

/s/ Daniel P. Reininga	Vice Chairman	March 28, 2007
Daniel P. Reininga

/s/ David C. Mancuso	President, Chief Executive Officer and Director	March 28, 2007
David C. Mancuso

/s/ Rachel A. Foley	Chief Financial Officer	March 28, 2007
Rachel A. Foley

Name	Title	Date

/s/ Sharon E. Brautigam	Director	March 28, 2007
Sharon E. Brautigam

/s/ James P. Foley, DDS	Director	March 28, 2007
James P. Foley, DDS

/s/ Thomas E. Reed	Director	March 28, 2007
Thomas E. Reed

/s/ Gary W. Winger	Director	March 28, 2007
Gary W. Winger

/s/ Nancy L. Yocum	Director	March 28, 2007
Nancy L. Yocum

EXHIBIT INDEX

Exhibit Number	Description
4.1	Charter of Lake Shore Bancorp, Inc., filed on November 4, 2005 as Exhibit 3.1 to Registrant’s Registration Statement on Form S-1 (File No. 333-129439), is incorporated herein by reference.

4.2	Bylaws of Lake Shore Bancorp, Inc., filed on February 8, 2006 as Exhibit 3.2 to Registrant’s Registration Statement on Form S-1/A (File No. 333-129439), is incorporated herein by reference.

4.3	Form of Restricted Stock Award Agreement under the Lake Shore Bancorp, Inc. 2006 Recognition and Retention Plan.

4.4	Form of Option Agreement under the Lake Shore Bancorp, Inc. 2006 Stock Option Plan.

5.1	Opinion of Thacher Proffitt & Wood LLP, counsel for Registrant, as to the legality of the securities being registered.

23.1	Consent of Beard Miller Company LLP.

23.2	Consent of Thacher Proffitt & Wood LLP (included in Exhibit 5.1).

99.1	Lake Shore Bancorp, Inc. 2006 Stock Option Plan filed on September 7, 2006 as Appendix A to Registrant’s Definitive Proxy Statement (File No. 000-51821), is incorporated herein by reference.

99.2	Lake Shore Bancorp, Inc. 2006 Recognition and Retention Plan filed on September 7, 2006 as Appendix B to Registrant’s Definitive Proxy Statement (File No. 000-51821), is incorporated herein by reference.